Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
AtheroNova Inc.

We consent to the inclusion to the previously filed Registration Statement on Form S-8 (file No. 333-169798) of our report dated March 16, 2012, relating to the consolidated financial statements of AtheroNova, Inc. and its subsidiary as of December 31, 2011 and for the years ended December 31, 2011 and 2010, which appear in the AtheroNova Inc. Annual Report on Form 10-K for the fiscal years ended December 31, 2011 and 2010. We also consent to the reference to our firm under the caption "Experts".

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

Los Angeles, California
March 16, 2012